Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement is effective as of the 13th day of December, 2005, by and between John E. Ahern (the “Executive”) and NMT Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company previously entered into an amended and restated employment agreement effective as of December 31, 2002 (the “Original Agreement”), the term of which expires on December 31, 2005; and

WHEREAS, except as specifically agreed herein to the contrary, the Executive and the Company desire to amend and restate the Original Agreement on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the provisions and mutual covenants contained in this Agreement and for other good and valuable consideration, the Company and the Executive (the “Parties”) agree as follows:

1.	Term of Employment.

The Company agrees to employ the Executive, and the Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of January 1, 2006 (the “Effective Date”) and ending on December 31, 2007, or such shorter period as may be provided for herein. The employment term described above is hereinafter referred to as the “Employment Term”. The Employment Term may be extended only in writing signed by both the Company and the Executive.

2.	Position, Duties, Responsibilities.

During the Employment Term, the Executive shall serve as President and Chief Executive Officer of the Company. In such capacity, the Executive shall report to the Board of Directors of the Company (the “Board of Directors”) and shall perform such duties and have such responsibilities of an executive nature as are set forth in the Company’s Amended and Restated By-Laws, as amended from time to time (the “By-Laws”), and as are customarily performed by a person holding such office, it being recognized that the Executive’s duties and responsibilities, consistent with his titles hereunder, may be changed by the Board of Directors from time to time. The Executive shall devote his full business time and attention to the performance of his duties under this Agreement; provided, however, that the Executive shall be permitted to serve as a director on up to two boards of directors in addition to the Board of Directors. In addition, the Executive shall serve without additional compensation as Chairman of the Board of Directors and as a director of the Company and on any committees of the Board of Directors, if requested, subject to the terms of the By-Laws and to the approval of the stockholders of the Company to the extent required by applicable law and the By-Laws.

3.	Base Salary.

During the Employment Term, the Executive shall be paid an annual base salary of $400,000 (“Salary”), subject to deductions for social security, state payroll and unemployment and all other legally required or authorized deductions and withholding. The Executive’s Salary shall be payable in accordance with the Company’s standard payroll practice.

4.	Performance Stock Options.

(a) In addition to the cash incentive payments described in Section 5 hereof, during each of fiscal years 2006 and 2007, the Executive shall be entitled to one or more grants of a stock option (each an “Option”) to purchase up to an aggregate 100,000 shares of common stock of the Company, par value $.001 per share (the “Common Stock”), under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) or such other plan as may then be available to the Company for each such fiscal year as provided below.

(i) With respect to fiscal year 2006, the Executive shall be granted:

(A) an Option to acquire 25,000 shares of Common Stock upon the commencement of patient enrollment in the Company’s MIST II clinical trial;

(B) an Option to acquire 25,000 shares of Common Stock upon the completion of data collection in connection with the Company’s MIST I clinical trial; and

(C) one or more Options to acquire up to an aggregate of 50,000 additional shares of Common Stock upon the satisfaction of certain other CEO performance objectives, each as contained in the incentive plan for the Executive with respect to the Company’s fiscal year 2006, as established in good faith by the Board of Directors in consultation with the Executive (the “Incentive Plan”).

The Company, acting through its Board of Directors, agrees to establish the terms of the Incentive Plan, including the specific CEO performance objectives contained therein, applicable for (x) fiscal year 2006 and (y) fiscal year 2007 as promptly as practicable following the approval of the Company’s Business Plan for (x) 2006 and (y) 2007, respectively, but, in each case, on or prior to the last day of the immediately preceding fiscal year.

(ii) With respect to fiscal year 2007, the Executive shall be granted one or more Options to acquire up to an aggregate of 100,000 additional shares of Common Stock upon the satisfaction of certain CEO performance objectives, each as contained in the Incentive Plan for the Executive with respect to the Company’s fiscal year 2007.

(b) The exercise price for the Options shall be the closing price of the Common Stock on the date of grant. The Options shall, to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), constitute incentive stock options, with any balance of the Options to be treated as non-statutory stock options. The Options shall vest in 48 equal monthly installments on each monthly anniversary of the date of grant. Once exercisable, subject to Sections 13(b) and 14(a), the Options shall remain exercisable for a period of ten (10) years from the date of grant (the “Final Exercise Date”). Notwithstanding the foregoing, the Options shall become immediately exercisable in the event of a Change of Control of the Company. For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred only upon (i) any merger or consolidation of the Company with or into another entity as a result of which all shares of Common Stock (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all shares of Common Stock for cash, securities or other property pursuant to a statutory share exchange transaction.

5.	Cash Incentive Payments.

(a) Cash Bonus. After the completion of the Company’s (i) fiscal year 2006 and (ii) fiscal year 2007 and as soon as the Company’s financial information required to be included in its Annual Report on Form 10-K for such fiscal year is available, but in no event later than 90 days after the end of each such fiscal year, the Executive shall be entitled to receive a cash bonus of up to $150,000 (the “Cash Bonus”) provided that (i) the Executive satisfies agreed-upon financial and other performance goals, each as contained in the Incentive Plan applicable to such fiscal year and (ii) the Company achieves an agreed-upon profit target as contained in the Incentive Plan applicable to such fiscal year as established in good faith by the Board of Directors in consultation with the Executive; provided, however, that the Board of Directors, in its reasonable discretion, shall determine whether the Executive has satisfied such goals. In the event that the Executive is entitled to a Cash Bonus, then the Executive shall receive the Cash Bonus prior to the Company filing its Annual Report on Form 10-K for each such fiscal year.

(b) Cash Payment Upon Change of Control.

(i) Upon the consummation of a Change of Control of the Company, and subject to the provisions of this Section 5(b), the Executive shall be entitled to receive a cash payment equal to a percentage of the Total Deal Consideration (as defined below) in accordance with Schedule I attached hereto (the “Applicable Percentage”).

(ii) For purposes of this Agreement, “Total Deal Consideration” shall mean the gross value of all cash, securities and other property actually paid directly or indirectly by an acquirer in a transaction constituting a Change of Control of the Company (including without limitation all amounts paid or distributed by the Company to the holders of its capital stock in anticipation of the transaction, but excluding all amounts paid, distributed or issued to the holders of convertible securities, options, warrants, stock appreciation rights or similar rights or securities of the Company in connection with such transaction). Total Deal Consideration shall also be deemed to include the aggregate principal amount of any indebtedness for borrowed money assumed (net of cash on hand) or extinguished in connection with such transaction. The value of any securities (whether debt or equity) or other property shall be determined as follows: (i) the value of securities for which there is an established public market will be equal to the closing market price on the day of closing of such transaction and (ii) the value of securities that have no established public market, and the value of consideration that consists of other property, shall be the fair market value thereof as determined in good faith by the Board of Directors of the Company.

(iii) For purposes of this Section 5(b) only, “Change of Control of the Company” shall not include (A) a recapitalization of the Company, (B) a merger effected exclusively to change the domicile of the Company and (C) any “management buy-out” or other similar transaction in which the Company is acquired by an entity or group in which the Executive is a participant or equity holder.

(iv) Nothing in this Agreement shall be deemed to obligate the Company to undertake any action that would result in the receipt by the Executive of a cash payment under this Section 5(b).

(v) If any part of the consideration payable in a transaction constituting a Change of Control of the Company consists of contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then the Applicable Percentage of such consideration that is actually paid shall not be payable to the Executive in accordance with Schedule I until the earlier of (A) the receipt of such consideration by the former holders of the Company’s capital stock and (B) the time that the amount of such consideration can be determined.

(vi) If any part of the consideration payable in a transaction constituting a Change of Control of the Company is withheld or placed into escrow for some period of time after the closing of such transaction, then the Applicable Percentage of such consideration shall not be payable to the Executive in accordance with Schedule I until and to the extent such consideration is received by the former holders of the Company’s capital stock.

(vii) For purposes of determining the Total Deal Consideration and the corresponding Applicable Percentage, the value of any contingent payments or any escrowed or withheld amounts shall be determined in good faith by the Board of Directors of the Company at the time of the consummation of the transaction constituting a Change of Control of the Company.

6.	Employee Benefits.

(a) Benefit Programs. During the Employment Term, the Company shall provide the Executive and eligible family members with medical, dental, and disability insurance and such other benefits and perquisites as are provided in the Company’s applicable plans and programs to its employees generally; provided, that the Executive meets the qualifications therefor (“Benefits”).

(i) Notwithstanding the provisions of Section 6(a), the Company shall pay to the Executive an amount equal to $984.76 per month, net of all taxes and required deductions, as reimbursement for the payments made by the Executive for his health insurance policy with Cigna Healthcare (the “Outside Health Insurance”); provided, however, that during the term of the Executive’s Outside Health Insurance, the Executive shall not be entitled to any of the Benefits to the extent covered by the Executive’s Outside Health Insurance.

(b) Vacation. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per year; provided, however, that any vacation time not taken during the Employment Term shall be forfeited. The Executive shall also be entitled to all paid holidays given by the Company to its officers and employees.

7.	Representations and Warranties of the Executive.

The Executive represents and warrants to the Company that the Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder.

8.	Non-Competition: Non-Solicitation.

In view of the unique and valuable services it is expected Executive will render to the Company, Executive’s knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Company it is expected Executive will obtain, and in consideration of the compensation to be received hereunder, Executive agrees that he will not, during the period he is employed by the Company under this Agreement or otherwise, and for a period of one year after he ceases to be employed by the Company under this Agreement or otherwise, compete with or be engaged in, or Participate In (as defined below) any other business or organization (which shall not include a university, hospital, or other non-profit organization) which during such one year period is or as a result of the Executive’s engagement or participation would become competitive with the Company’s business of designing, developing, manufacturing, marketing and selling septal repair devices or other medical devices being designed, developed, manufactured, marketed or sold by the Company up to the time of such cessation; provided, however, that the provisions of this Section 8 shall not be deemed breached merely because the Executive owns less than 1% of the outstanding capital stock of a corporation, if, at the time of its acquisition by the Executive such stock is listed on a national securities exchange. The term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person (including the Executive’s immediate family), firm or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”

The Executive will not, directly or indirectly, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers or employees within a period of one year after the date of termination of the Executive’s employment (the “Termination Date”). The Executive will not directly or indirectly employ any person who was an employee of the Company within a period of one year after such person leaves the employ of the Company.

If any restriction contained in this Section 8 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

9.	Intellectual Property Rights.

Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes which the Executive during the period he is employed by the Company under this Agreement or otherwise may acquire, conceive of or develop, either alone or in conjunction with others, utilizing the time, material, facilities or information of the Company (“Inventions”) shall belong to the Company; as soon as the Executive owns, conceives of, or develops any Invention, he agrees immediately to communicate such fact in writing to the Board of Directors, and without further compensation, but at the Company’s expense, forthwith upon request of the Company, the Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all of the Executive’s right, title and interest in and to such Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

10.	Nondisclosure.

The Employee Nondisclosure and Secrecy Agreement dated as of September 21, 2000 between the Company and the Executive shall remain in full force and effect.

11.	Injunctive Relief.

Because a breach of the provisions of any of Section 8, Section 9 and Section 10 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. The Executive agrees that the provisions of each of Section 8, Section 9 and Section 10 are necessary and reasonable to protect the Company in the conduct of its business.

12.	Termination of the Executive Upon Death or Disability.

(a) The term of the Executive’s employment shall terminate automatically upon his death. In addition, the Company shall have the right to terminate the Employment Term upon the Disability (as defined below) of the Executive. If the Executive’s employment is terminated by the Company due to the Executive’s death or Disability, then the Executive, his guardian or his estate, as applicable, shall be entitled to:

(i) Salary and Benefits earned to the Termination Date; and

(ii) other benefits as are provided under the applicable plans and programs of the Company as then in effect.

(b) In addition, if the Executive’s employment is terminated due to his death or Disability, and the Company has not terminated the Executive’s employment for Cause pursuant to Section 14 below, any options to purchase Common Stock held by the Executive, including the Options (collectively, the “Outstanding Options”) shall immediately vest in full and shall remain exercisable for a period of one year following the Termination Date pursuant to this Section 12(b), and shall thereafter expire.

(c) For purposes of this Agreement, “Disability” shall mean any physical or mental disability or incapacity that renders the Executive incapable of performing his duties hereunder for a period of 180 consecutive calendar days or for shorter periods aggregating 180 calendar days during any consecutive twelve-month period.

13.	Involuntary Termination Without Cause.

(a) The Executive shall be deemed to have been involuntarily terminated without Cause (as defined below) if one of the following events occurs:

(i) the Company terminates the Executive’s employment at anytime without Cause (as defined below);

(ii) there occurs a substantial reduction by the Company in the Executive’s responsibilities, authorities, powers and duties from the responsibilities, authorities, powers and duties exercised by the Executive just prior to such reduction but excluding such reduction effected with the Executive’s prior consent or for reasons arising out of the Executive’s gross negligence or willful misconduct;

(iii) the Company requires the Executive to be based principally at any office or location which is outside New England, unless the Executive consents to be based principally at another office or location;

(iv) the Company’s fails to (x) maintain the Executive’s eligibility for participation in existing benefit plans then being made available by the Company to other employees of the Company having substantially similar levels of responsibility as the Executive or (y) provide to the Executive substantially the same benefits or other perquisites then being provided or paid to the other employees of the Company having substantially similar levels of responsibility as the Executive; or

(v) there occurs a breach of this Agreement by the Company which continues for more than twenty (20) business days after the Executive gives written notice to the Company, setting forth in reasonable detail the nature of such breach.

(b) If the Executive’s employment is involuntarily terminated at any time without Cause (as defined below), the Executive shall be entitled to:

(i) Salary and Benefits earned to the Termination Date;

(ii) any Cash Bonus as accrued to the Termination Date; provided, however, that the Board of Directors, in its reasonable discretion, shall determine whether the Executive has satisfied the conditions to the Executive’s receipt of each and Cash Bonus;

(iii) continued Salary for a period of twelve months from the Termination Date; and

(iv) continued healthcare insurance coverage for a period of 18 months after the Termination Date.

14.	Termination by the Company For Cause.

(a) General. The Company shall have the right to terminate the Executive’s employment for Cause, as defined in subsection (b) below, in which event, the Executive shall be entitled only to Salary and Benefits earned to the Termination Date. In addition, all exercisable Outstanding Options shall expire as of the Termination Date.

(b) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) fraud, embezzlement or gross insubordination on the part of the Executive;

(ii) conviction of or the entry of a plea of nolo contendere by the Executive to any felony or crime of moral turpitude;

(iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement that is not corrected within 20 days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided, that if such breach, failure or refusal cannot reasonably be corrected within 20 days of written notice thereof, correction shall be commenced by the Executive within such period and shall be corrected as soon as practicable thereafter; or

(iv) any act of willful misconduct by the Executive which is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates.

15.	Termination by the Executive Without Cause.

The Executive may terminate this Agreement at any time with or without cause by providing thirty (30) days’ prior written notice to the Company, in which event, the Executive shall be entitled only to Salary and Benefits earned to the Termination Date.

16.	Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company under this Agreement to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In addition, in the event that the Company reasonably determines that it is required to make any payments of withholding taxes as a result of Executive’s receipt of any other income pursuant to the terms of this Agreement, the Company may, as a condition to such receipt, require that the Executive provide the Company with an amount of cash sufficient to enable the Company to pay such withholding taxes.

17.	Lock-Up Agreement.

In the event that the Company seeks to consummate a public offering of its securities during the Employment Term, the Executive shall execute an agreement in a form and substance satisfactory to the managing underwriter or underwriters of the Company’s securities, not to sell, pledge, contract to sell, grant any option or otherwise dispose of any shares of stock owned or acquired by the Executive for such period of time as requested by such underwriter of all other executive officers of the Company.

18.	Indemnification.

During the Employment Term, the Company agrees (i) to indemnify the Executive in his capacity as an officer and director of the Company and, to the extent applicable, each subsidiary of the Company, as provided in Article Eighth of the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended, and (ii) use its commercially reasonable efforts to maintain in effect its director and officer liability insurance policies.

19.	Legal Fees.

The Company shall reimburse the Executive all reasonable and documented legal fees, costs and expenses incurred by the Executive in contesting or disputing any breach of this Agreement by the Company or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Company shall have no such obligation to reimburse the Executive for such legal fees, costs and expenses unless the final resolution of such matter is determined by a court of competent jurisdiction to be in the Executive’s favor.

20.	Assignability; Binding Nature.

This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by, any successor, surviving or resulting company or other entity to which all or substantially all of the Company’s business and assets shall be transferred.

21.	Entire Agreement.

This Agreement, together with the Employee Nondisclosure and Secrecy Agreement and each Stock Option Agreement corresponding to Outstanding Options as of the date hereof, contains the entire agreement between the Executive and the Company (each, a “Party”) concerning the subject matter hereof and, subject to the next sentence, supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. Nothing contained herein shall be deemed to affect the parties’ rights and obligations under Section 5(a) of the Original Agreement as it relates to the Cash Bonus, if any, payable to Executive relating to fiscal year 2005.

22.	Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party. Any waiver will be limited to the facts or circumstances giving rise to the noncompliance and will not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor will it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

23.	Notice.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Company:	NMT Medical, Inc.
27 Wormwood Street
Boston, MA 02210
Attn.: Board of Directors

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109-1803
Attn: Steven D. Singer, Esq.

To the Executive:	John E. Ahern
1120 Edson Hill Road
Stowe, VT 05672

with a copy to:	Edwards & Angell, LLP
101 Federal Street
Boston, MA 02110-1800
Attn: Jonathan M. Lourie, Esq.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

24.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.	Duties.

The Executive is signing this Agreement solely in his capacity as an employee of the Company, and nothing herein shall prohibit, prevent or preclude the Executive from taking or not taking any action in his capacity as an officer or director of the Company.

26.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

27.	References.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

28.	Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to the principles of conflicts of law.

29.	Headings.

The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

31.	Equitable Adjustments.

Any references to shares or per share information contained in this Agreement, including Section A and Schedule I, shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock.

THE UNDERSIGNED have executed this Agreement effective as of the date first written above.

COMPANY:

NMT Medical, Inc.

By:	/s/ RICHARD E. DAVIS
Name:	Richard E. Davis
Vice President and Chief Financial Officer

EXECUTIVE:

/s/ JOHN E. AHERN
John E. Ahern

SCHEDULE I

Cash Payment Upon Change of Control

The cash payment payable to the Executive in accordance with Section 4(b) of the Agreement shall be determined as follows:

Deal Consideration Per Share	Payment to Executive
Less than or equal to $[**] per share	1% of the Total Deal Consideration

Greater than $[**] but less than or equal to $[**] per share	2.5% of the Total Deal Consideration

Greater than $[**] but less than or equal to $[**] per share	3.0% of the Total Deal Consideration

Greater than $[**] per share but less than $[**] per share	3.5% of the Total Deal Consideration

Greater than or equal to $[**] per share	4.2% of the Total Deal Consideration

For purposes of this Schedule I, “Deal Consideration Per Share” for any transaction shall be determined by dividing the Total Deal Consideration by the number of shares of Common Stock issued and outstanding (or deemed to be issued and outstanding) immediately prior to the consummation of such transaction.